Exhibit 10.1

April 16, 2013

Gary Gemignani

288 Middlesex Road

Darien, CT 06820

Re: Amendment to the November 1, 2011 Employment Letter Agreement

Dear Gary,

Following discussions between you and Champions Oncology, Inc. (the “Company”), we have agreed to amend certain provisions of the November 1, 2011 Employment Letter Agreement (copy attached) (the “Original Letter”) between you and the Company as follows in this letter (“Amendment Letter”):

1.         The third sentence in the first bullet point on page 1 of the Original Letter regarding severance payments is hereby deleted and replaced with the following set forth below in this Section 1 of the Amendment Letter:

“Upon your termination by the Company at any time or for any reason (whether for Cause or otherwise) or if you resign at any time or for any reason, you will receive severance payments for the period of time commencing on the date of your departure through and including August 31, 2013. Such payments will be at your current base salary in effect immediately prior to the date of such termination or resignation.”

2.         The third bullet point on page 1 of the Original Letter is hereby deleted and replaced with the following:

“The Company and you acknowledge that you have been granted 200,000 fully vested options (the “Vested Options”) granting you the right to receive, upon exercise of such Vested Options, 200,000 shares of the Company’s Common Stock, in each case pursuant to the Stock Option Grant Notice delivered to you on November 1, 2011 (the “Grant Agreement”). Subject to Section 3 of the Amendment Letter, notwithstanding the period specified in the Grant Agreement, you may exercise the Vested Options on or before February 28, 2014 regardless of whether your employment with the Company terminates prior to such date and regardless of the reason for such termination. The exercise price for the stock options is the price stated in the Grant Agreement.”

3.         Upon your departure from the Company, the parties will enter into and execute a mutual standard release with mutual standard confidentiality and non-disparagement clauses (such clauses, the “Restrictive Covenant Clauses”). Notwithstanding the generality of the previous sentence, such non-disparagement clauses shall require that (i) neither you nor the Company shall directly or indirectly publish or communicate disparaging or derogatory statements or opinions about the other and (ii) the Company and you shall only indicate, if asked, that you left the Company to seek other opportunities. For purposes of this paragraph, “the Company” means the corporate entity and its current directors, named executive officers, vice presidents and director of human resources.

Gary Gemignani

If for whatever reason you fail to execute such an agreement contemplated in this Section 3 above, the Vested Options referred to above will cease immediately.

4.         Except as amended above, the terms of the Original Letter shall remain in full force and effect.

Please indicate your agreement to these amendments to the Original Letter by signing below in the space provided and returning to me via pdf. The original should be sent via first class mail.

Sincerely,

/s/ Joel Ackerman
Joel Ackerman
Chief Executive Officer
Champions Oncology, Inc.

AGREED AND ACCEPTED:

By:	/s/ Gary Gemignani	April 19, 2013
	Gary Gemignani	Date